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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated February 18, 1998 on the consolidated balance sheets of Digital Television Services, Inc. and Subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, members'/stockholders' equity, and cash flows for the period from inception (January 30, 1996) through December 31, 1996 and for the year ended December 31, 1997 and to all references to our Firm included in or made a part of this Registration Statement.


                                               /s/ Arthur Andersen  LLP
                                               -------------------------
                                               ARTHUR ANDERSEN LLP

Atlanta, Georgia
January 27, 1999